Exhibit 4.2

BERKSHIRE HATHAWAY INC.

OFFICERS’ CERTIFICATE

ESTABLISHING TERMS OF NOTES

August 15, 2011

The undersigned, Marc D. Hamburg and Robert P. Reeson, do hereby certify pursuant to the authority granted in the resolutions adopted by the Board of Directors of Berkshire Hathaway Inc. (the “Corporation”) on January 29, 2010, and pursuant to Section 3.01 of that certain Indenture, dated as of February 1, 2010, among the Corporation, Berkshire Hathaway Finance Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”) that:

1. They are (i) the Senior Vice President and Chief Financial Officer and (ii) the Assistant Secretary, respectively, of the Corporation.

2. As such officers, they are authorized to execute and deliver this Officers’ Certificate on behalf of the Corporation.

3. Attached hereto as Annex A is a true and correct copy of a specimen note representing the Corporation’s 2.20% Senior Notes due 2016 (the “2016 Senior Notes”); attached hereto as Annex B is a true and correct copy of a specimen note representing the Corporation’s 3.75% Senior Notes due 2021 (the “2021 Senior Notes”); and attached hereto as Annex C is a true and correct copy of a specimen note representing the Corporation’s Floating Rate Senior Notes due 2014 (the “2014 Floating Rate Notes”).

4. The 2016 Senior Notes and the 2021 Senior Notes, are each a separate series of Securities under the Indenture and are referred to herein collectively as the “Fixed Rate Notes”; and the 2014 Floating Rate Notes are a separate series of Securities under the Indenture and are referred to herein as the “Floating Rate Notes.” The Fixed Rate Notes and the Floating Rate Notes are collectively referred to as the “Notes.” The forms of Notes attached hereto as Annex A, Annex B, and Annex C are incorporated herein by reference.

5. The title of the 2016 Senior Notes shall be the “2.20% Senior Notes due 2016”; the title of the 2021 Senior Notes shall be the “3.75% Senior Notes due 2021”; and the title of the 2014 Floating Rate Notes shall be the “Floating Rate Senior Notes due 2014”. Each series of Notes will be the Corporation’s unsecured senior obligations, will rank pari passu in right of payment with all of the Corporation’s unsubordinated, unsecured indebtedness and will be Senior in right of payment to all of the Corporation’s subordinated indebtedness.

6. The 2016 Senior Notes shall be issued at the initial offering price of 99.831% of the principal amount; the 2021 Senior Notes shall be issued at the initial offering price of 99.992% of the principal amount; and the Floating Rate Notes shall be issued at the initial offering price of 100% of the principal amount.

7. The Corporation will initially issue $750,000,000 aggregate principal amount of 2016 Senior Notes, $500,000,000 aggregate principal amount of 2021 Senior Notes, and $750,000,000 aggregate principal amount of 2014 Floating Rate Notes. The Corporation may issue additional 2016 Senior Notes, 2021 Senior Notes, and/or 2014 Floating Rate Notes from time to time after the date hereof, and such Notes will be treated as part of the respective series of Notes for all purposes under the Indenture.

8. The principal amount of the 2016 Senior Notes will mature on August 15, 2016; the principal amount of the 2021 Senior Notes will mature on August 15, 2021; and the principal amount of the 2014 Floating Rate Notes will mature on August 15, 2014.

9. The Notes are issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

10. Interest on the Fixed Rate Notes will be computed on the basis of a 360 day year of twelve 30-day months. Interest on the Floating Rate Notes will be computed on the basis of a 360 day year of months having the actual number of days of each such month.

11. The 2016 Senior Notes will bear interest from August 15, 2011 at the rate of 2.20% per annum, payable on each February 15 and August 15, commencing February 15, 2012, to the holders of record of the 2016 Senior Notes on the February 1 or August 1, as the case may be, immediately preceding such February 15 or August 15.

12. The 2021 Senior Notes will bear interest from August 15, 2011 at the rate of 3.75% per annum, payable on each February 15 and August 15, commencing February 15, 2012, to the holders of record of the 2021 Senior Notes on the February 1 or August 1, as the case may be, immediately preceding such February 15 or August 15.

13. The 2014 Floating Rate Notes will bear interest from August 15, 2011 at a rate per annum equal to Three-Month LIBOR (Reuters Page LIBOR01) (“LIBOR”) (as determined quarterly, on the second London business day prior to the applicable Interest Payment Date (except that the initial Interest Determination Date (as defined in the 2014 Floating Rate Notes) will be August 12, 2011) in accordance with the provisions of the 2014 Floating Rate Notes) plus 0.70%, payable to holders of record of the 2014 Floating Rate Notes on each February 15, May 15, August 15 and November 15, commencing November 15, 2011, to the holders of record of the 2014 Floating Rate Notes on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding such February 15, May 15, August 15 or November 15.

14. Payment of the principal of and interest on the Notes will be made at the office or agency of the Corporation maintained for that purpose in the City of New York, New York (or, if the Corporation does not maintain such office or agency, at the corporate trust office of the Trustee in the City of New York or if the Trustee does not maintain an office in the City of New York, at the office of a Paying Agent in the City of New York), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt; provided, however, that at the option of the Corporation payments of principal or interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

15. The Notes will initially be issued in the form of one or more Global Securities. The Depository Trust Company shall serve as the Depositary for such Global Securities.

16. The Notes shall be defeasible in whole or in part pursuant to the terms of the Indenture, including, without limitation, Section 13.02 and Section 13.03 of the Indenture.

17. The Notes are not redeemable.

All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.

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IN WITNESS WHEREOF, this Officers’ Certificate has been executed by the undersigned as of date first written above.

/s/ Marc D. Hamburg
Name:	Marc D. Hamburg
Title:	Senior Vice President and Chief Financial Officer

/s/ Robert P. Reeson
Name:	Robert P. Reeson
Title:	Assistant Secretary